UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 9, 2017
(Date of Report/Date of earliest event reported)

SENSIENT TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

WISCONSIN	1-7626	39-0561070
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS EmployerIdentification No.)

777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-5304
(Address and zip code of principal executive offices)

(414) 271-6755
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 9, 2017, Sensient Technologies Corporation (“Sensient” or the “Company”) entered into an Executive Employment Contract (the “Employment Agreement”) with Mr. Paul Manning, pursuant to which Mr. Manning will continue to serve as the Company’s Chairman, President and Chief Executive Officer. The Employment Agreement was prepared by outside counsel and reviewed and approved by the Compensation and Development Committee of the Board of Directors (“Compensation Committee”), which consists solely of independent directors.

The term of the Employment Agreement is for a period of three years, commencing on the Effective Date (the “Term”), and shall be renewable by mutual agreement. The Employment Agreement may be terminated with or without cause, by the Company or by Mr. Manning, subject to the rights and obligations contained therein. During the Term, Mr. Manning will receive an initial annual base salary of $910,000 and such salary shall be reviewed annually by the Compensation Committee based on Mr. Manning’s performance and the Company’s compensation policies. In addition, Mr. Manning will be eligible for an annual incentive bonus, payable in cash and/or equity, based on criteria determined by the Compensation Committee and shall receive benefits consistent with those received by other executive officers of the Company.

The above description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K.

On February 2, 2017, the prior Executive Employment Contract between Sensient and Mr. Manning expired by its terms.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

The following exhibit is furnished with this Current Report on Form 8-K:

Exhibit 10.1	Executive Employment Contract.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSIENT TECHNOLOGIES CORPORATION
(Registrant)

By:	/s/ John J. Manning

Name:	John J. Manning

Title:	Vice President, General Counsel and Secretary

Date:	February 10, 2017

EXHIBIT INDEX

Exhibit 10.1	Executive Employment Contract.